EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 10, 2015 relating to PEN Inc. and Subsidiaries consolidated balance sheets as of December 31, 2014 and 2013, and the related consolidated statements of operations, changes in stockholders’ equity and cash flows for each of the two years in the period ended December 31, 2014, included in Form 10-K filed on April 10, 2015.

/s/ Salberg & Company, P.A.
Boca Raton, Florida
December 7, 2015